As filed with the Securities and Exchange Commission on March 18, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEAM, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-1765729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13131 Dairy Ashford, Suite 600 Sugar Land, Texas	77478
(Address of Principal Executive Offices)	(Zip Code)

André C. Bouchard

Executive Vice President, Chief Legal Officer & Secretary

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

(Name and address of agent for service)

(281) 331-6154

(Telephone number, including area code, of agent for service)

With Copy to:

Matthew R. Pacey, P.C.

Bryan D. Flannery

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Tel: (713) 836-3600

Fax: (713) 836-3601

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor is it soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 18, 2022

PROSPECTUS

21,904,761 SHARES OF COMMON STOCK

This prospectus relates to the resale, from time to time, of up to an aggregate of 21,904,761 shares of common stock, par value $0.30 per share, of Team, Inc. by the selling securityholders named in this prospectus, including their transferees, assignees or other successors-in-interest. The 21,904,761 shares of common stock being registered includes (A) 10,000,000 shares of common stock underlying warrants that we issued in certain private placements at an exercise price of $1.50 per share, including (i) 5,000,000 shares of common stock underlying a warrant issued in connection with that certain Term Loan Credit Agreement, dated December 18, 2020 (the “Term Loan Credit Agreement”, and as amended on October 19, 2021, October 29, 2021, November 9, 2021, December 2, 2021, December 7, 2021 and February 11, 2022, the “Amended Term Loan Credit Agreement”) that we entered into with Atlantic Park Strategic Capital Fund, L.P., as agent, and APSC Holdco I, L.P., as lender (collectively, “Atlantic Park”) and (ii) 5,000,000 shares of common stock underlying warrants issued in connection with that certain Subordinated Term Loan Agreement, dated November 9, 2021 (the “Subordinated Term Loan”, and as amended on November 30, 2021, December 6, 2021, December 7, 2021, December 8, 2021 and February 11, 2022, the “Amended Subordinated Term Loan”), that we entered into initially with Corre Credit Fund, LLC (together with its affiliates, “Corre”), as agent (as subsequently succeeded by Cantor Fitzgerald Securities, as agent, the “Corre Agent”), and Corre and the lenders from time to time party thereto, and (B) 11,904,761 shares of common stock (the “PIPE Shares”) issued pursuant to that certain Subscription Agreement, dated February 11, 2022 (the “Subscription Agreement”), that we entered into with Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP and Corre Horizon II Fund, LP (collectively, the “Corre Holders”).

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from sales of the shares offered by the selling securityholders, although we will incur expenses in connection with the offering. The registration of the resale of the shares of common stock covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling securityholders. The timing and amount of any sales are within the sole discretion of the selling securityholders.

The shares of common stock offered under this prospectus may be sold by the selling securityholders through public or private transactions, on or off the New York Stock Exchange (the “NYSE”), at prevailing market prices or at privately negotiated prices. For more information on the times and manner in which the selling securityholders may sell the shares of common stock under this prospectus, please see the section entitled “Plan of Distribution,” beginning on page 23 of this prospectus.

Our common stock is traded on NYSE under the symbol “TISI.”

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AS WELL AS THOSE IN ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022

i

You should rely only on the information contained in this prospectus, any prospectus supplement, any free writing prospectus and the documents we have incorporated by reference. Neither we nor the selling securityholders have authorized anyone else to give you other information, and we and the selling securityholders take no responsibility for any other information that others may give to you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented by this prospectus does not extend to you. You should not assume that the information contained in or incorporated by reference into this prospectus and any prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus and in any accompanying prospectus supplement, including the documents incorporated by reference herein or therein, before making your investment decision.

For investors outside the United States: we have not, and the selling securityholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the common stock and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 (a “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration process, the selling securityholders named in this prospectus may offer and sell shares of our common stock in one or more offerings from time to time. The Registration Statement that contains this prospectus, including the exhibits to the Registration Statement, contains additional information about us and the securities offered under this prospectus. That Registration Statement can be read at the SEC website mentioned under the heading “Where You Can Find More Information.”

Each time the selling securityholders named in this prospectus (or in any supplement to this prospectus) sell shares of our common stock under the Registration Statement of which this prospectus is a part, such selling securityholders must provide a copy of this prospectus and any applicable prospectus supplement, to a potential purchaser, as required by law. In certain circumstances we may provide a prospectus supplement that may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with the information incorporated by reference as described under the heading “Where You Can Find More Information.”

Neither we, nor the selling securityholders, have authorized any other person to provide you with information other than the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling securityholders will make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, see “Risk Factors” beginning on page 5 of this prospectus, as well as those risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements” beginning on page vi of this prospectus.

Unless otherwise indicated, the terms “Team, Inc.,” “Team,” the “Company,” “we,” “our” and “us” are used in this prospectus to refer to Team, Inc., to one or more of our consolidated subsidiaries or to all of them taken as a whole.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act, which are available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are also available free of charge through our website at www.teaminc.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus. Information contained on, or that is or becomes accessible through, our website does not constitute a part of this prospectus. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (i) following the date of the Registration Statement that contains this prospectus but prior to the effectiveness of such Registration Statement or (ii) after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus (in each case, other than portions of those documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K or (ii) otherwise deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed on March 16, 2022 (the “2021 Annual Report”);

•

our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2021, incorporated by reference therein (solely those portions that were incorporated by reference into Part III of our Annual Report on  Form 10-K for the year ended December 31, 2020);

•	our Current Reports on Form 8-K filed with the SEC on January 18, 2022, February 2, 2022, February 4, 2022 (two filings), February 15, 2022, February 22, 2022 and March 18, 2022; and

•

the description of our common stock, par value $0.30 per share, contained in our Registration Statement on Form 8-A (File No 001-08604) filed with the SEC on December 22, 2011, pursuant to Section  12 of the Exchange Act, as updated by Exhibit 4.1 to the 2021 Annual Report and any other amendment or report filed with the SEC for the purpose of updating such description.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents), at no cost to you. Any such request should be directed to:

Team, Inc.

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

Attention: Corporate Secretary

Telephone: (281) 331-6154

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents we incorporate by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf in other materials we release to the public including all statements, other than statements of historical facts, included therein that address activities, events or developments which we expect or anticipate will or may occur in the future. These statements can be identified by the use of forward-looking terminology including “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “projection,” “predict,” “budget,” “forecast,” “goal,” “guidance,” “target,” “will,” “could,” “should,” “may” and similar expressions.

We base our forward-looking statements on our reasonable beliefs and assumptions, and our current expectations, estimates and projections about ourselves and our industry. We caution that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions about events and circumstances that we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements cannot be relied upon as a guarantee of future results and involve a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. In addition to the statements under “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent periodic report filed with the SEC, such risks, uncertainties and other important factors may include, among others, risks related to:

•	our ability to continue as a going concern;

•	our ability to manage inflationary pressures in our operating costs;

•

the impact to our business, financial condition, results of operations and cash flows due to negative market conditions, including from the impact of the COVID-19 pandemic, and future economic uncertainties, particularly in industries in which we are heavily dependent;

•	delays in the commencement of major projects, whether due to the COVID-19 pandemic or other factors;

•	our business may be affected by seasonal and other variations, including severe weather conditions and the nature of our clients’ industry;

•

our ability to expand into new markets (including low carbon energy transition) and attract clients in new industries may be limited due to our competition’s breadth of service offerings and intellectual property;

•	we have significant debt and high leverage which could have a negative impact on our financing options, liquidity position and ability to manage increases in interest rates;

•	the timing of new client contracts and termination of existing contracts may result in unpredictable fluctuations in our cash flows and financial results;

•	risk of non-payment and/or delays in payment of receivables from our clients;

•

our ability to generate sufficient cash from operations for working capital and liquidity needs, access our asset-based lending facility (the “ABL Facility”) under that certain credit agreement dated February 11, 2022 with Eclipse Business Capital, LLC and the other lenders party thereto (the “ABL Credit Agreement”), or maintain our compliance with our ABL Facility, Amended Subordinated Term Loan and Amended Term Loan Credit Agreement covenants;

v

•	compliance with continued listing standards of the NYSE;

•	our financial forecasts are based upon estimates and assumptions that may materially differ from actual results;

•

we may incur liabilities and suffer negative financial or reputational impacts relating to occupational health and safety matters, including costs incurred in connection with the implementation of preventative measures required in regard to mitigation of the spread of COVID-19;

•	changes in laws or regulations in the local jurisdictions that we conduct our business;

•	the inherently uncertain outcome of current and future litigation;

•

if we fail to maintain effective internal controls, we may not be able to report our financial results accurately or timely or prevent or detect fraud, which could have a material adverse effect on our business; and

•

acts of terrorism, war or political or civil unrest in the United States or elsewhere, including the current events involving Russia and Ukraine, changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions.

We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 5 of this prospectus, as well as those risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference, and our most recent consolidated financial statements and related notes. Unless otherwise indicated, the terms the “Company,” “we,” “our” and “us” are used in this prospectus to refer to either Team, Inc., to one or more of our consolidated subsidiaries or to all of them taken as a whole.

Team, Inc.

We are a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our clients’ most critical assets. We conduct operations in three segments: Inspection and Heat Treating (“IHT”), Mechanical Services (“MS”) and Quest Integrity. Through the capabilities and resources in these three segments, we believe that we are uniquely qualified to provide integrated solutions involving: inspection to assess condition; engineering assessment to determine fitness for purpose in the context of industry standards and regulatory codes; and mechanical services to repair, rerate or replace based upon the client’s election. In addition, we are capable of escalating with the client’s needs, as dictated by the severity of the damage found and the related operating conditions, from standard services to some of the most advanced services and integrated asset integrity and reliability management solutions available in the industry. We also believe that we are unique in our ability to provide services in three distinct client demand profiles: (i) turnaround or project services, (ii) call-out services and (iii) nested or run-and-maintain services.

IHT provides conventional and advanced non-destructive testing services primarily for the process, pipeline and power sectors, pipeline integrity management services, and field heat treating services, as well as associated engineering and condition assessment services. These services can be offered while facilities are running (on-stream), during facility turnarounds or during new construction or expansion activities. IHT also provides advanced digital imaging including remote digital video imaging, laser scanning and laser profilometry-enabled reformer care services.

MS provides solutions designed to serve clients’ unique needs during both the operational (onstream) and off-line states of their assets. Our onstream services include our range of standard to custom-engineered leak repair and composite solutions; emissions control and compliance; hot tapping and line stopping; and on-line valve insertion solutions, which are delivered while assets are in an operational condition, which maximizes client production time. Asset shutdowns can be planned, such as a turnaround maintenance event, or unplanned, such as those due to component failure or equipment breakdowns. Our specialty maintenance, turnaround and outage services are designed to minimize client downtime and are primarily delivered while assets are off-line and often through the use of cross-certified technicians, whose multi-craft capabilities deliver the production needed to achieve tight time schedules. These critical services include on-site field machining; bolted-joint integrity; vapor barrier plug testing; and valve management solutions.

Quest Integrity provides integrity and reliability management solutions for the process, pipeline and power sectors. These solutions encompass three broadly-defined disciplines: (1) highly specialized in-line inspection services for historically unpiggable process piping and pipelines using proprietary in-line inspection tools and analytical software; and (2) advanced engineering and condition assessment services through a multi-disciplined engineering team and related lab support.

Corporate Information

Our corporate headquarters is located at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas, 77478 and our telephone number is (281) 331-6154. We are incorporated in the State of Delaware and our company website can be found at www.teaminc.com. We make available on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and periodic reports, including any amendments to those reports, that are filed with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information is available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The contents of our website are not incorporated by reference into this prospectus and shall not be deemed “filed” under the Exchange Act.

Our Private Placements

In connection with the Term Loan Credit Agreement, we issued to Atlantic Park that certain Common Stock Warrant No. 1 (the “Initial Warrant”) to purchase an aggregate of 3,582,949 shares of our common stock (the “Initial Warrant Shares”) at an exercise price of $7.75 per share. Pursuant to the terms of the Commitment Letter Agreement (as defined below) entered into on November 9, 2021, we agreed to amend the exercise price of the Initial Warrant to $1.50 and issue to Atlantic Park 1,417,051 warrants to purchase shares of our common stock (such that Atlantic Park would hold warrants to purchase 5,000,000 shares of common stock), which were issued in two installments on November 9, 2021 and December 8, 2021. On November 9, 2021 and December 8, 2021, the Initial Warrant was amended and restated (as amended and restated, the “Second A&R AP Warrant”) to, among other things, effectuate the terms of the Commitment Letter Agreement to provide for the purchase in the aggregate of up to 5,000,000 shares of our common stock (including the Initial Warrant Shares). The Second A&R AP Warrant has an exercise price of $1.50 per share and a term of seven years, expiring on December 8, 2028, and is exercisable at the option of Atlantic Park, in whole or in part, at any time and from time to time during the term. The exercise price and the number of shares of common stock issuable on exercise of the Second A&R AP Warrant are subject to certain anti-dilution adjustments, including for stock dividends, stock splits, reclassifications, noncash distributions, cash dividends, certain equity issuances and business combination transactions.

On December 8, 2021, in connection with the Amended Subordinated Term Loan, we issued (i) to Corre Opportunities Qualified Master Fund, LP, that certain Common Stock Purchase Warrant No. 2 to purchase 2,550,578 shares of our common stock, (ii) to Corre Horizon Fund, LP, that certain Common Stock Purchase Warrant No. 3 to purchase 1,160,918 shares of our common stock and (iii) to Corre Horizon II Fund, LP, that certain Common Stock Purchase Warrant No. 4 to purchase 1,288,504 shares of our common stock (collectively, the “Corre Warrants” and, together with the Second A&R AP Warrant, the “Warrants”). The Corre Warrants have an exercise price of $1.50 per share and a term of seven years, expiring December 8, 2028, exercisable at the option of Corre, in whole or in part, at any time and from time to time during the term. The exercise price and the number of shares of common stock issuable on exercise of the warrant are subject to certain anti-dilution adjustments, including for stock dividends, stock splits, reclassifications, noncash distributions, cash dividends, certain equity issuances and business combination transactions. We have not previously registered any shares of our common stock issuable under the Corre Warrants.

On February 11, 2022, we entered into that certain Subscription Agreement with the Corre Holders, under which we issued 11,904,761 PIPE Shares, par value $0.30, at a price of $0.84 per share for $10.0 million. Pursuant to the Subscription Agreement, among other things, the Corre Holders have agreed not to sell their portion of the PIPE Shares until the earliest to occur of (i) the date that is 180 days from the date of the Subscription Agreement, and (ii) such date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, without our consent.

The Warrants and PIPE Shares were, and the shares of common stock underlying the Warrants, will be issued in private placements pursuant to Section 4(a)(2) of the Securities Act (or, in the case of the issuance of any shares of common stock upon cashless exercise of any Warrants, in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act).

Pursuant to that certain Second Amended and Restated Registration Rights Agreement, dated February 11, 2022 (the “A&R Registration Rights Agreement”), we entered into with the selling securityholders, we are obligated to register for resale the PIPE Shares and shares of common stock issuable upon the exercise of the Warrants on a registration statement on Form S-3 (or if Form S-3 is not then available, such other form of registration statement as is then available) to be filed with the SEC no later than the earlier of (i) the second business day following the filing of our Annual Report on Form 10-K for the year ended December 31, 2021 and (ii) April 13, 2022. The Registration Statement of which this prospectus is a part has been filed to satisfy this obligation. Under the terms of the A&R Registration Rights Agreement, we have agreed to use commercially reasonable efforts to cause this Registration Statement to be declared effective by the SEC as soon as possible after filing but no later than the earlier of (i) 90th day following the date of the initial filing unless reviewed by the SEC, and (ii) the 30th business day after the date we are notified by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. We also agreed, among other things, to indemnify the selling securityholders from certain liabilities and to pay all our fees and expenses incident to our performance of or compliance with the A&R Registration Rights Agreement. The A&R Registration Rights Agreement provides Atlantic Park and the Corre Holders and their permitted transferees certain customary demand and piggyback rights, subject to certain terms and conditions set forth therein.

THE OFFERING

Common stock to be offered by the selling securityholders:	Up to 21,904,761 shares.

Common stock to be outstanding after the offering:	53,124,362 shares (based on 43,124,362 shares outstanding as of March 11, 2022 and assuming the exercise of the Warrants).

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds” beginning on page 6 of this prospectus.

Risk factors:	You should read the “Risk Factors” beginning on page 5 of this prospectus, as well as those risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference in this prospectus, for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Stock exchange listing:	Our common stock is listed on the New York Stock Exchange under the symbol “TISI.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this prospectus and any prospectus supplement, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. If any of these risks were to materialize, either individually or in combination, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

We are filing the Registration Statement of which this prospectus is a part to permit the holders of the PIPE Shares and the shares common stock issuable upon exercise of the Warrants, as described in the section entitled “Selling Securityholders” of this prospectus, to resell such shares of our common stock from time to time. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares by a selling securityholder. We will receive proceeds from any cash paid upon the exercise of the Warrants, which will be used for working capital and general corporate purposes, including to repay borrowings outstanding under the Amended Term Loan Credit Agreement, the Amended Subordinated Term Loan or our asset-based credit agreement. The Warrants may also be exercised on a cashless basis subject to the terms set forth in the Warrants based on the net difference between the exercise price and the market price of our common stock on the last trading day preceding the date of exercise of the Warrants. If the Warrants are exercised on a cashless basis, we would not receive payment from the selling securityholders upon any such exercise of the Warrants.

We will bear all expenses incurred in connection with the performance of our obligations under the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement. The selling securityholders shall pay all fees and expenses for their own legal counsel and shall pay any underwriters’ commissions and discounts in connection with this offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not intended to be complete, does not describe every aspect of our securities, and is subject to, and qualified in its entirety by reference to, all the provisions of our amended and restated certificate of incorporation, as amended (the “Charter”), our Certificate of Designation, as filed with the Delaware Secretary of State on February 2, 2022 (the “Certificate of Designation”), all the provisions of our amended and restated bylaws (the “Bylaws”), and the Section 382 Rights Agreement (the “Rights Agreement”), dated as of February 2, 2022, between us and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). We refer you to the Charter, Bylaws, and Rights Agreement, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

Authorized Capital Stock

As of March 11, 2022, our authorized capital stock consists of 60,500,000, including (i) 60,000,000 shares of common stock, par value $0.30 per share (“common stock”), and (ii) 500,000 shares of preferred stock, par value $100.00 per share (“preferred stock”), of which we have designated 100,000 shares as “Series A preferred stock.”

Common Stock

As of March 11, 2022, there were 43,124,362 shares of common stock outstanding.

Listing

Our common stock is listed on the New York Stock Exchange under ticker symbol “TISI.”

Dividends

Holders of shares of common stock are entitled to share equally and ratably in any dividends, subject, if preferred stock is then outstanding, to any preferential rights of such preferred stock.

Voting

Under the terms of our Charter, each share of common stock entitles the holder of record to one vote at all meetings of stockholders, and the votes are noncumulative. Except as required by law, holders of common stock vote together as one class.

Preemptive, Conversion or Similar Rights

Each share of our common stock includes a right to purchase from us one one-thousandth of a share of Series A preferred stock (a “Purchase Right”) at a price of $7.00 per one one-thousandth of a share of Series A preferred stock, subject to adjustment as provided in the Rights Agreement. Prior to the occurrence of certain events, the Purchase Rights will not be exercisable or trade separately from our common stock. The Purchase Rights have no value except as reflected in the market price of the shares of the common stock to which they are attached, and can be transferred only with the shares of common stock to which they are attached. Except for the Purchase Rights, holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Liquidation Preference

In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share, on a pro rata basis, any assets or funds remaining after payment in full of all creditors and holders of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

Preferred Stock

Our board of directors (our “Board of Directors”) has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. Our Board of Directors has designated 100,000 shares of preferred stock as Series A preferred stock which will only be issued if the Purchase Rights are triggered, as discussed in further detail below. The remaining 400,000 shares of preferred stock are undesignated. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

Series A Preferred Stock

The Series A preferred stock is reserved for issuance in connection with the Purchase Rights pursuant to the Rights Agreement. Upon issuance, each holder of the Series A preferred stock will be entitled 1,000 votes, subject to adjustment as described in the Certificate of Designation, for each share of Series A preferred stock held on all matters submitted to a vote of stockholders. The Series A preferred stock ranks junior to any other series of our preferred stock.

Subject to any preference rights of holders of any superior stock that we may issue in the future, and upon issuance of any Series A preferred stock, holders of our Series A preferred stock will be entitled to receive quarterly dividends, if any are declared by our Board of Directors out of legally available funds, in an amount per share (rounded to the nearest cent), subject to adjustment as described in the Certificate of Designation, equal to 1,000 multiplied by the aggregate per share amount of all cash dividends, and 1,000 multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise) declared on the common stock since the immediately preceding quarterly dividend payment date or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Series A preferred stock.

In the event of our liquidation, dissolution or winding up, the holders of our outstanding Series A preferred stock are entitled to receive an amount per share equal to 1,000 multiplied by the aggregate amount to be distributed in respect of the common stock upon such liquidation, dissolution or winding up, prior to any distribution to holders of the common stock, plus an amount equal to any accrued and unpaid dividends the per share amount of all cash and other property.

Holders of our Series A preferred stock have no preemptive, subscription, redemption or conversion rights.

Description of our Purchase Rights

General

On February 2, 2022 (the “Effective Date”), we entered into the Rights Agreement, pursuant to which we issued one Purchase Right for each share of common stock of the Company. The purpose of the Rights Agreement is to facilitate our ability to preserve our net operating losses (“NOLs”) and our other Tax Attributes (as such term is defined in the Rights Agreement) in order to be able to offset potential future income taxes for federal income tax purposes. Our ability to use its NOLs and other Tax Attributes would be substantially limited if it experiences an “ownership change,” as such term is defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). A company generally experiences an ownership change if the percentage of the value of its stock owned by certain “5-percent shareholders,” as such term is defined in Section 382 of the Code, increases by more than 50 percentage points over a rolling three-year period. The Rights Agreement is intended to reduce the likelihood of an ownership change under Section 382 of the Code by deterring any Person (as such term is defined in the Rights Agreement) or group of affiliated or associated Persons from acquiring Beneficial Ownership (as defined in the Rights Agreement) of 4.9% or more of the outstanding common stock.

Effectiveness

Upon and following the Effective Date, the Purchase Rights were issued in respect of all outstanding shares of common stock on February 14, 2022 (the “Record Date”). As long as the Purchase Rights are attached to the common stock, we will issue one Purchase Right with each new share of common stock so that all such shares of common stock will have Purchase Rights attached (subject to certain limited exceptions).

Distribution Date; Exercisability; Expiration

Initially, the Purchase Rights will be attached to all common stock certificates (or other evidence of book-entry or other uncertificated ownership) and no separate certificates evidencing the Purchase Rights (“Right Certificates”) will be issued. Until the Distribution Date (as defined below), the Purchase Rights will be transferred with and only with the shares of common stock. As long as the Purchase Rights are attached to the shares of common stock, we will issue one Purchase Right with each new share of common stock so that all such shares of common stock will have Purchase Rights attached (subject to certain limited exceptions).

The Purchase Rights will separate and begin trading separately from the shares of common stock, and Right Certificates will be caused to evidence the Purchase Rights, on the earlier to occur of (i) the Close of Business (as such term is defined in the Rights Agreement) on the tenth day following a public announcement, or the public disclosure of facts indicating, that a Person or group of affiliated or associated Persons has acquired Beneficial Ownership of 4.9% or more of the outstanding shares of common stock (an “Acquiring Person”) (or, in the event that our Board of Directors determines to effect an exchange in accordance with Section 24 of the Rights Agreement and our Board of Directors determines that a later date is advisable, then such later date) and (ii) the Close of Business on the tenth Business Day (as such term is defined in the Rights Agreement) (or such later date as may be determined by action of our Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer the consummation of which would result in the Beneficial Ownership by a Person or group of 4.9% or more of the outstanding shares of common stock (the earlier of such dates, the “Distribution Date”). As soon as practicable after the Distribution Date, unless the Purchase Rights are recorded in book-entry or other uncertificated form, we will prepare and cause the Right Certificates to be sent to each record holder of shares of common stock as of the Distribution Date.

An “Acquiring Person” will not include (i) the Company, (ii) any Subsidiary (as such term is defined in the Rights Agreement) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding shares of common stock for or pursuant to the terms of any such employee benefit plan or (v) any Person who or which, together with all Affiliates and Associates (as such terms are defined in the Rights Agreement) of such Person, at the time of the first public announcement of the Rights

Agreement, is a Beneficial Owner (as defined in the Rights Agreement) of 4.9% or more of the shares of common stock then outstanding (a “Grandfathered Stockholder”). However, if a Grandfathered Stockholder becomes, after such time, the Beneficial Owner (other than (A) pursuant to the vesting or exercise of any equity awards issued to a member of our Board of Directors, (B) pursuant to additional grants of any such equity awards to a member of our Board of Directors, (C) pursuant to the exercise of Warrants or options or the conversion or exchange of any securities in accordance with the terms thereof, in each case, either as held by a Grandfathered Stockholder as of the time of the first public announcement of the Rights Agreement or as directly issued by us to a Grandfathered Stockholder following the first public announcement of the Rights Agreement (D) pursuant to the payment of interest or dividends in the form of additional securities on any exchangeable or convertible securities held by a Grandfathered Stockholder as of the time of first public announcement of the Rights Agreement or any exercise or conversion of such additional securities by a Grandfathered Stockholder or (E) pursuant to the Company directly issuing shares of common stock or Warrants, options or other securities convertible into or exchangeable for shares of common stock to a Grandfathered Stockholder) of any additional shares of common stock (regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of shares of common stock then outstanding Beneficially Owned (as such term is defined in the Rights Agreement) by such Grandfathered Stockholder) then such Grandfathered Stockholder shall be deemed to be an Acquiring Person unless, upon such acquisition of Beneficial Ownership of additional shares of common stock, such person is not the Beneficial Owner of 4.9% or more of the shares of common stock then outstanding. In addition, upon the first decrease of a Grandfathered Stockholder’s Beneficial Ownership below 4.9%, such Grandfathered Stockholder will no longer be deemed to be a Grandfathered Stockholder. In the event that after the time of the first public announcement of the Rights Agreement, any agreement, arrangement or understanding pursuant to which any Grandfathered Stockholder is deemed to be the Beneficial Owner of shares of common stock expires, is settled in whole or in part, terminates or no longer confers any benefit to or imposes any obligation on the Grandfathered Stockholder, any direct or indirect replacement, extension or substitution of such agreement, arrangement or understanding with respect to the same or different shares of common stock that confers Beneficial Ownership of shares of common stock shall be considered the acquisition of Beneficial Ownership of additional shares of common stock by the Grandfathered Stockholder and render such Grandfathered Stockholder an Acquiring Person for purposes of the Rights Agreement unless, upon such acquisition of Beneficial Ownership of additional shares of common stock, such person is not the Beneficial Owner of 4.9% or more of the shares of common stock then outstanding.

“Beneficial Ownership” is defined in the Rights Agreement to include any securities (i) which a Person or any of such Person’s Affiliates or Associates (a) actually owns (directly or indirectly) or would be deemed to actually or constructively own for purposes of Section 382 of the Code or the Treasury Regulations (as such terms are defined in the Rights Agreement) promulgated thereunder, including any coordinated acquisition of securities by any Persons who have a formal or informal understanding with respect to such acquisition (to the extent ownership of such securities would be attributed to such Persons under Section 382 of the Code and the Treasury Regulations promulgated thereunder), (b) beneficially owns, directly or indirectly, within the meaning of Rules 13d-3 or 13d-5 promulgated under the Exchange Act or (c) has the right or ability to vote, or the right to acquire, pursuant to any agreement, arrangement or understanding (except under limited circumstances), (ii) which are directly or indirectly Beneficially Owned by any other Person with which a Person has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting such securities, or obtaining, changing or influencing control of the Company or (iii) which are the subject of, or reference securities for, or that underlie, certain derivative positions of any Person or any of such Person’s Affiliates or Associates; provided, that a Person shall not be deemed to be the Beneficial Owner of, or to Beneficially Own (as defined in the Rights Agreement), securities tendered pursuant to a tender or exchange offer made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act until such tendered securities are accepted for purchase or exchange.

The Purchase Rights are not exercisable until the Distribution Date. The Purchase Rights will expire on the earliest to occur of (i) the Close of Business on the day following the certification of the voting results of our 2022 annual meeting of stockholders, if at such stockholder meeting or any other meeting of our stockholders duly held prior to such meeting, a proposal to ratify the Rights Agreement has not been passed by the requisite vote of our stockholders, (ii) the date on which our Board of Directors determines in its sole discretion that (x) the Rights Agreement is no longer necessary for the preservation of material valuable NOLs or Tax Attributes or (y) the NOLs and Tax Attributes have been fully utilized and may no longer be carried forward and (iii) the Close of Business on February 2, 2025 (the “Final Expiration Date”).

Exempt Persons and Transactions

Our Board of Directors may, in its sole and absolute discretion, determine that a Person is exempt from the Rights Agreement (an “Exempt Person”), so long as such determination is made prior to such time as such Person becomes an Acquiring Person. Any Person will cease to be an Exempt Person if our Board of Directors makes a contrary determination with respect to such Person regardless of the reason therefor. In addition, our Board of Directors may, in its sole and absolute discretion, exempt any transaction from triggering the Rights Agreement, so long as the determination in respect of such exemption is made prior to such time as any Person becomes an Acquiring Person. Any Person, together with all Affiliates and Associates of such Person, who proposes to acquire 4.9% or more of the outstanding shares of common stock may apply to our Board of Directors in advance for an exemption in accordance with and pursuant to the terms of the Rights Agreement.

Flip-In Event

If a Person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), the Purchase Rights will become exercisable for shares of common stock having a value equal to two times the exercise price of the Purchase Right. From and after the announcement that any Person has become an Acquiring Person, if the Purchase Rights evidenced by a Right Certificate are or were acquired or Beneficially Owned by an Acquiring Person or any Associate or Affiliate of an Acquiring Person, such Purchase Rights shall become void, and any holder of such Purchase Rights shall thereafter have no right to exercise such Purchase Rights. If our Board of Directors so elects, we may deliver upon payment of the exercise price of a Purchase Right an amount of cash, securities or other property equivalent in value to the shares of common stock issuable upon exercise of a Purchase Right.

Flip-Over Event

If, at any time after a Person becomes an Acquiring Person, (i) we consolidates with, or merge with, any other Person (or any Person consolidates with, or merges with us) and, in connection with such consolidation or merger, all or part of the shares of common stock are or will be changed into or exchanged for stock or other securities of any other Person or cash or any other property or (ii) 50% or more of our consolidated assets or Earning Power (as defined in the Rights Agreement) is sold, then proper provision will be made so that each holder of a Purchase Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Purchase Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Purchase Right.

Exchange

At any time after any Person becomes an Acquiring Person, our Board of Directors may exchange the Purchase Rights (other than Purchase Rights owned by any Person which have become void), in whole or in part, at an exchange ratio of one share of common stock per Purchase Right (subject to adjustment). We may issue, transfer or deposit such shares of common stock (or other property as permitted under the Rights Agreement) to or into a trust or other entity created upon such terms as our Board of Directors may determine and may direct that all holders of Purchase Rights receive such shares of common stock or other property only from the trust or other entity. In the event that our Board of Directors determines, before the Distribution Date, to effect an exchange, our Board of Directors may delay the occurrence of the Distribution Date to such time as it deems advisable.

Redemption

At any time prior to the earlier to occur of (i) the Close of Business on the tenth day following the Stock Acquisition Date (as defined in the Rights Agreement) (or, if the tenth day following the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) and (ii) the Final Expiration Date, our Board of Directors may redeem the Purchase Rights in whole, but not in part, at a price of $0.001 per Purchase Right (the “Redemption Price”). The redemption of the Purchase Rights may be made effective at such time, on such basis and with such conditions as our Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Purchase Rights, the right to exercise the Purchase Rights will terminate and the only right of the holders of Purchase Rights will be to receive the Redemption Price.

Amendment

The terms of the Purchase Rights may be amended by our Board of Directors without the consent of the holders of the Purchase Rights, except that at any time after the Close of Business on the tenth day following the Stock Acquisition Date (or, if the tenth day following the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), no such amendment may adversely affect the interests of the holders of the Purchase Rights (other than the Acquiring Person and its Affiliates and Associates).

Preferred Stock Rights

Each one-thousandth of a share of Series A Preferred Stock will entitle the holder thereof to the same dividends and liquidation rights as if the holder held one share of common stock and will be treated the same as a share of common stock in the event of a merger, consolidation or other share exchange.

Rights of Holders

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Certain Provisions of Our Charter, Bylaws and the Rights Agreement

Our Charter, Bylaws, the Rights Agreement and the DGCL contain provisions, which are summarized in the following paragraphs, are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval, except to the extent such approval is required by law or the listing requirements of the NYSE, the exchange on which our common stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Pursuant to our Charter, shares of our preferred stock may be issued from time to time, and our Board of Directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “Preferred Stock” above.

Election and Removal of Directors; Structure of Board of Directors

Our Bylaws provide that a nominee to director shall be elected to our Board of Directors if, at a meeting of stockholders duly called and at which a quorum is present, the votes cast for such nominee’s election exceed the votes cast against such nominee’s election-i.e. the director receives a majority of the stockholder votes.

Notwithstanding the foregoing, directors shall be elected by a plurality of the votes cast at any such meeting of stockholders if, on the tenth (10th) day before the Company first mails its notice of meeting for such meeting of the stockholders, the number of nominees for directors exceeds the number of directors to be elected at such meeting. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal.

The Charter and Bylaws provide that a director may be removed only for cause, as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, voting as a single class. The Charter provides that such stockholder vote may only be taken at a meeting of stockholders and not by written consent, the notice of which meeting expressly states such purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to us and such adjudication is no longer subject to direct appeal.

Structure of the Board of Directors

Our Board of Directors currently consists of eight (8) members. Our Bylaws provide that the business and affairs of the Company shall be managed by or under the direction of not fewer than five (5) members at any given time. The exact number of directors may be increased or decreased, from time to time by action of our Board of Directors. No decrease in the number of directors constituting our Board of Directors shall shorten the term of any incumbent director.

Our Bylaws provide that directors are divided into three classes: class I, class II and class III. Each class shall be as nearly equal in number of directors as possible.

Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that each director shall serve until his successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified or disabled, or shall otherwise be removed.

Stockholder Action by Written Consent

Our Bylaws provide that any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice, if a unanimous consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding shares entitled to vote thereon.

Special Meetings of Stockholders; Advance Notice Requirements for Stockholder Nominations

Our Bylaws provide that notice of the time and place of every meeting of stockholders and of the business to be acted on at such meeting shall be delivered at least 10 days but not more than 60 days before the meeting to each stockholder of record having voting power and entitled to such notice. A notice of special meeting must state the purposes of the meeting.

To be properly brought before an annual meeting of stockholders, any stockholder proposal or nomination for the Board of Directors must be received by the Secretary of the Company at our principal executive offices not less than 90 calendar days nor more than 120 days before the date of our proxy statement release to stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then a stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made.

Amendments to Governing Documents

The Charter provides that we may at any time and from time to time amend, alter, change or repeal any provision contained in the Charter, and any other provisions authorized by the DGCL may be added or inserted; provided, however, that any such action requires the affirmative vote of at least two-thirds (2/3) of the holders of all of the shares of our capital stock then entitled to vote in an election of directors, voting together as a single class.

Our Bylaws provide that in addition to any requirements set forth by the DGCL, the Bylaws may be adopted, amended or repealed by (i) the affirmative vote of at least 2/3 of the holders of all of the shares of our capital stock then entitled to vote in an election of directors, voting together as a single class, or by (ii) approval of a majority of the our Board of Directors.

Limitation on Director Liability

The Charter provides that, to the fullest extent permitted by the DGCL, directors of the Company will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Charter provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.

The Purchase Rights

The Purchase Rights have anti-takeover effects. If the Purchase Rights are exercised, shares of Series A preferred stock will be issued, which will cause significant dilution to an Acquiring Person that attempts to acquire us on terms not approved by our Board of Directors. The Purchase Rights should not interfere with any merger or other business combination approved by our Board of Directors since the Purchase Rights may be amended to permit such acquisition or be redeemed by us at the Redemption Price at any time prior to the time that a person or group becomes an Acquiring Person. For more information about the Purchase Rights, see “Description of Our Purchase Rights.”

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by our Board of Directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by our board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

SELLING SECURITYHOLDERS

The shares of our common stock offered under this prospectus may be offered and sold from time to time by the selling securityholders named below. As used in this prospectus, the term “selling securityholders” includes the selling securityholders identified below or any of their permitted assignees selling shares received after the date of this prospectus from the selling securityholders in accordance with and as may be permitted by the A&R Registration Rights Agreement, the Subscription Agreement, and the Warrants. The selling securityholders named below will acquire the shares of our common stock being offered under this prospectus (other than the PIPE Shares) directly from us upon the exercise of the Warrants. We will issue the shares (other than the PIPE Shares) to the selling securityholders in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder (or, in the case of the issuance of any shares of common stock upon cashless exercise of any Warrants, in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act).

The following table sets forth as of March 11, 2022: (1) the name of the selling securityholders on behalf of whom we are registering shares of our common stock under the Registration Statement of which this prospectus is a part, (2) the number of shares of our common stock beneficially owned by such selling securityholders prior to the offering, determined in accordance with Rule 13d-3 under the Exchange Act (but, for this purpose, including all shares of our common stock issuable upon full exercise of the Warrants, even if such shares are not deemed beneficially owned in accordance with Rule 13d-3 under the Exchange Act due to restrictions on exercise), (3) the number of shares of our common stock that may be offered by such selling securityholders under this prospectus and (4) the number of shares of our common stock to be owned by such selling securityholders after completion of this offering, assuming all of the shares of common stock available for issuance under this prospectus are sold. We will not receive any of the proceeds from the sale of the shares of our common stock offered under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling securityholders or their representatives, or on our records, as of March 11, 2022. The percentage of beneficial ownership for the following table is based on 43,124,362 shares of our common stock outstanding as of March 11, 2022.

To our knowledge, except as indicated in the footnotes to this table, the named selling securityholders in the table have sole voting and investment power with respect to the PIPE Shares, and will have upon exercise, in whole or in part, of the outstanding Warrants, sole voting and investment power with respect to all such shares of our common stock issuable thereto as shown in the table to be beneficially owned by such securityholder. Except as described below, the selling securityholders have not had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years, except as a lender under the Amended Term Loan Credit Agreement or the Amended Subordinated Term Loan, or in connection with the Subscription Agreement. In addition, based on information provided to us, to the extent any selling securityholder is an affiliate of broker-dealers, such selling securityholder has not purchased any shares of our common stock outside the ordinary course of business nor is a party to any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares of our common stock. Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

	Shares Beneficially Owned Prior to the Offering(1)		Number of Shares Being Offered(1)	Shares Beneficially Owned After Completion of the Offering
Name of Selling Securityholders	Number	Percentage		Number	Percentage
APSC Holdco II, L.P.(2)	5,000,000	11.6%	5,000,000	—	—
Corre Opportunities Qualified Master Fund, LP(3)(4)	12,087,092	26.5%	9,991,054	2,096,038	4.6%
Corre Horizon Fund, LP(3)(5)	3,660,348	8.3%	3,244,251	416,097		*
Corre Horizon II Fund, LP(3)(6)	3,798,032	8.6%	3,669,456	128,576		*

*	Represents beneficial ownership of less than 1%.

(1)

The number of shares beneficially owned prior to the offering consists of (i) PIPE Shares, (ii) shares of our common stock issuable upon full exercise of the Warrants (even if such shares are not deemed beneficially owned in accordance with Rule 13d-3 under the Exchange Act due to restrictions on exercise) and/or (iii) other shares of common stock, as further described below.

(2)

The number of shares consists solely of shares issuable upon exercise of the Second A&R AP Warrant. While the total number of shares of our common stock issuable upon exercise of the Second A&R AP Warrant is being registered under the registration statement of which this prospectus forms a part, pursuant to the terms of the Second A&R AP Warrant, the selling securityholder is not permitted to exercise such warrant to the extent that such exercise would result in the selling securityholder and its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with such selling securityholder for purposes of Section 13(d) of the Exchange Act, beneficially owning more than 9.9% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants. For purposes of the 9.9% beneficial ownership exercise restriction, beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and the rules and regulation promulgated thereunder. The business address of APSC Holdco II, L.P. is c/o Iron Park Capital Partners L.P., 535 Madison Avenue, 31st Floor, New York, NY 10022. Atlantic Park Strategic Capital Parallel Master Fund, L.P. is the sole beneficial owner of APSC Holdco II, L.P. Pursuant to an Investment Management Agreement, Atlantic Park Strategic Capital Parallel Master Fund, L.P. has delegated its voting and dispositive power over its direct and indirect investments (including the shares of common stock to be offered under this prospectus) to Iron Park Capital Partners, LP and GASC APF, L.P. and appointed each of them to jointly act as investment advisers. Each of APSC Holdco II, L.P., Atlantic Park Strategic Capital Parallel Master Fund, L.P., Iron Park Capital Partners, LP and GASC APF, L.P. may be deemed to beneficially own the shares of our common stock beneficially owned by APSC Holdco II, L.P.

(3)

The business address of Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP and Corre Horizon II Fund, LP (collectively, the “Funds”) is c/o Corre Partners Management, LLC, 12 East 49th Street, 40th Floor, New York, New York 10017. Each of (i) Corre Partners Advisors, LLC, which serves as the general partner of the Funds (the “General Partner”), (ii) Corre Partners Management, LLC, which has been delegated investment authority over the assets of the Funds by the General Partner (the “Investment Adviser”), (iii) Mr. John Barrett, who serves as a managing member of the General Partner and the Investment Adviser, and (iv) Mr. Eric Soderlund, who serves as a managing member of the General Partner and the Investment Adviser, has shared power to vote or direct the vote, and shared power to dispose or direct the disposition of, the shares of common stock beneficially owned or to be owned by the Funds.

(4)	The number of shares consists of (i) 7,440,476 PIPE Shares, (ii) 2,550,578 shares of common stock issuable upon exercise of the applicable Corre Warrant and (iii) 2,096,038 shares of common stock.
(5)	The number of shares consists of (i) 2,083,333 PIPE Shares, 1,160,918 shares of common stock issuable upon exercise of the applicable Corre Warrant and (iii) 416,097 shares of common stock.
(6)	The number of shares consists of (i) 2,380,952 PIPE Shares, (ii) 1,288,504 shares of common stock issuable upon exercise of the applicable Corre Warrant and (iii) 128,576 shares of common stock.

Material Relationships Between the Selling Securityholders and the Company

Amended Term Loan Credit Agreement

On December 18, 2020, we entered into that certain Term Loan Credit Agreement with Atlantic Park (as amended on October 19, 2021, October 29, 2021, November 9, 2021, December 2, 2021, December 7, 2021 and February 11, 2022). Atlantic Park agreed to certain funding commitments to us under the Term Loan Credit Agreement, subject to certain conditions, for one or more term loans in an aggregate amount of up to $250.0 million.

We entered into Amendment No. 1 to the Term Loan Credit Agreement on October 19, 2021, which among other things, (i) deferred an October 19, 2021 interest payment until October 29, 2021, (ii) required that we use commercially reasonable efforts to appoint an additional independent director to our Board of Directors who is acceptable to the agent, (iii) provided the lenders with additional information rights and (iv) tightened certain negative covenants until the deferred interest is made current.

We entered into Amendment No. 2 to the Term Loan Credit Agreement on October 29, 2021, which among other things, (i) further deferred an October 29, 2021 interest payment until November 15, 2021, (ii) contained certain milestones, (iii) provided the lenders with a 10-day right of first refusal regarding any refinancing of the Company’s obligations under the Company’s then-outstanding asset-based credit agreement, (iv) obligated the Company to establish, pursuant to a charter to be adopted by the Company’s Board of Directors and reasonably acceptable to the agent, a special committee that shall have exclusive responsibility and authority to make recommendations to the Company’s Board of Directors regarding certain transactions and (v) provided that the Company would not permit a covenant trigger event under its then-outstanding revolving credit facility to occur.

We entered into Amendment No. 3 to the Term Loan Credit Agreement on November 9, 2021, which among other things, (i) waived certain covenants until September 30, 2022 and modified covenants thereafter to provide the Company with additional flexibility, (ii) required the Company to seek stockholder approval (or an exception therefrom) to issue, pursuant to the terms of the Commitment Letter Agreement, additional warrants to Atlantic Park providing for the purchase of an aggregate of 1,417,051 shares of Company common stock, exercisable for seven years at the holder’s option at any time, in whole or in part, at an exercise price of $1.50 per share, or, if stockholder approval to issue the full amount of the Second A&R AP Warrant to Atlantic Park or an exception therefrom is not obtained by November 30, 2021, issue certain preferred stock to Atlantic Park and (iii) required the Company to amend the Initial Warrant to provide for an exercise price of $1.50 per share.

We entered into Amendment No. 4 to the Term Loan Credit Agreement on December 2, 2021, which among other things, extended the date upon which we were required to issue the Second A&R AP Warrant to Atlantic Park to 11:59 P.M. on December 7, 2021.

We entered into Amendment No. 5 to the Term Loan Credit Agreement on December 7, 2021, which among other things, extended the date upon which we we were required to issue the Second A&R AP Warrant to Atlantic Park to 11:59 P.M. on December 8, 2021.

We entered into Amendment No. 6 to the Term Loan Credit Agreement on February 11, 2022, which among other things, (i) permitted the entry into the ABL Credit Agreement, (ii) permitted certain interest payments due under the Amended Term Loan Credit Agreement to be paid in kind, (iii) permitted certain asset sales and required certain related mandatory prepayments, subject to an applicable prepayment premium, and (iv) amended the financial covenants, such that the maximum net leverage ratio of 7.00 to 1.00 will not be tested until the fiscal quarter ending March 31, 2023, and we are not permitted to exceed $20.0 million in unfinanced capital expenditures in any calendar year; provided, that such unfinanced capital expenditures limitation will not apply if we maintain a net leverage ratio of less than or equal to 4.00 to 1.00 as of the end of the second and fourth fiscal quarter of each calendar year.

Loans under the Amended Term Loan Credit Agreement bear interest through maturity at a variable rate per annum based upon, at our option, a Base Rate or a LIBOR rate, plus an applicable margin, referred to as Base Rate Advances or the LIBOR Rate Advances, respectively. The Base Rate has a 2.00% floor and is otherwise defined as a fluctuating interest rate equal to the greatest of (1) the federal funds rate plus 0.50%, (2) the prime rate as defined in the Amended Term Loan Credit Agreement, and (3) the one month LIBOR rate plus 1.00%. The LIBOR rate has a 1.00% floor and is otherwise defined as the London interbank offered rate as administered by the ICE Benchmark Administration Limited. The applicable margin is defined as a rate of 6.50% for Base Rate Advances and 7.50% for LIBOR Rate Advances. Interest is payable either (a) monthly for Base Rate Advances or (b) for LIBOR Rate Advances, on the earlier of (1) the last day of the interest period, which can be one, two, three or six months as selected by the Company or (2) for LIBOR Rate Advances with interest periods greater than three months, the day prior to the last day of each three month interval within such interest period.

The loans under the Amended Term Loan Credit Agreement were issued with an original issue discount of 3.00%. We may prepay the loans under the Amended Term Loan Credit Agreement, in whole or in part, at any time and from time to time, at a prepayment premium (including a make whole during the first two years) specified in the Amended Term Loan Credit Agreement (subject to certain exceptions), plus accrued and unpaid interest.

Our obligations under the Amended Term Loan Credit Agreement are guaranteed by certain of our direct and indirect subsidiaries (other than certain excluded subsidiaries) and are secured by substantially all of our assets and the assets of the subsidiaries guaranteeing our obligations.

The Amended Term Loan Credit Agreement contains customary conditions to borrowings, events of default and covenants, including covenants that restrict our ability to sell assets, make changes to the nature of our business, engage in mergers or acquisitions, incur, assume or permit to exist additional indebtedness and guarantees, create or permit to exist liens, pay dividends, issue equity instruments, make distributions or redeem or repurchase capital stock or make other investments, engage in transactions with affiliates and make payments in respect of certain debt.

Amended Subordinated Term Loan

On November 9, 2021, we entered into the Subordinated Term Loan (as amended on November 30, 2021, December 6, 2021, December 7, 2021, December 8, 2021 and February 11, 2022) with Corre providing for an unsecured $50.0 million delayed draw Subordinated Term Loan facility. Pursuant to the Amended Subordinated Term Loan, we borrowed $22.5 million on November 9, 2021 and $27.5 million on December 8, 2021. The Amended Subordinated Term Loan matures, and all outstanding amounts become due and payable, on the earlier of December 31, 2026 and the date that is two weeks later than the maturity or full repayment of the Amended Term Loan Credit Agreement. The stated interest rate on the Amended Subordinated Term Loan is 12% paid-in-kind monthly. Among other requirements of the Amended Subordinated Term Loan, we were required to (i) issue the lenders the Corre Warrants providing for the purchase of an aggregate of 5,000,000 shares of our common stock, exercisable at the holder’s option at any time, in whole or in part, until the seventh anniversary of the issue date, at an exercise price of $1.50 per share, (ii) amend our Charter, Bylaws, and all other necessary corporate governance documents to reduce the size of our Board of Directors and (iii) reconstitute our Board of Directors. The Amended Subordinated Term Loan also contains customary prepayment provisions, events of default and covenants.

On November 30, 2021, we entered into Amendment No. 1 to the Subordinated Term Loan, which among other things, (i) extended the payment date for interest in the form of payment-in-kind interest with respect to the Initial Term Loans (as defined in the Subordinated Term Loan), (ii) extended the date upon which we were required to deliver a fully executed ABL Consent (as defined in the Subordinated Term Loan) to, in each case, 11:59 P.M. on December 6, 2021 and (iii) extended the date upon which we were required to issue the Corre Warrants to 11:59 P.M. on December 7, 2021.

On December 6, 2021, we entered into Amendment No. 2 to the Subordinated Term Loan, which among other things, (i) extended the payment date for interest in the form of payment-in-kind interest with respect to the Initial Term Loans (as defined in the Subordinated Term Loan) and (ii) extended the date upon which we were required to deliver a fully executed ABL Consent, in each case, 11:59 P.M. on December 7, 2021.

On December 7, 2021, we entered into Amendment No. 3 to the Subordinated Term Loan, which among things, (i) extended the payment date for interest in the form of payment in kind interest, (ii) extended the date upon which we were required to deliver a fully executed ABL Consent and (iii) extended the date upon which we were required to issue the Corre Warrants to, in each case, 11:59 P.M. on December 8, 2021.

On December 8, 2021, we entered into that certain Resignation, Consent and Appointment Agreement and Amendment No. 4 to the Subordinated Term Loan, which among other things, (i) substituted Cantor Fitzgerald

Securities as the administrative agent in replacement of Corre as the Corre Agent and (ii) effected the resignation of Corre as the Corre Agent.

On February 11, 2022, we entered into Amendment No. 5 to the Subordinated Term Loan, which among other things, (i) provided for an additional commitment of $10.0 million in subordinated delayed draw term loans to be available for borrowing by the Company until July 1, 2022, (ii) permitted the entry into the ABL Credit Agreement, (iii) permits certain asset sales and requires certain related mandatory prepayments, subject to an applicable prepayment premium, and (iv) amended the financial covenants, such that the maximum net leverage ratio of 7.00 to 1.00 will not be tested until the fiscal quarter ending March 31, 2023, and we are not permitted to exceed $20.0 million in unfinanced capital expenditures in any calendar year; provided, that such unfinanced capital expenditures limitation will not apply if the Company maintains a net leverage ratio of less than or equal to 4.00 to 1.00 as of the end of the second and fourth fiscal quarter of each calendar year.

Commitment Letter Agreement

On November 9, 2021, we entered into that certain Commitment Letter Agreement (the “Commitment Letter Agreement”) with Corre Partners Management, LLC (collectively, with its affiliates, “Corre Management”) and Atlantic Park. Pursuant to the Commitment Letter Agreement, we (i) reduced the size of our Board of Directors to seven directors, (ii) appointed two Directors to our Board of Directors selected by Corre Management after consultation with Atlantic Park, (iii) appointed one Director selected by Corre Management to our Board of Directors’ Independent Subcommittee, also to include one Director selected by Atlantic Park, (iv) provided Corre Management and Atlantic Park with Board of Director observation rights, (v) launched a strategic alternatives process and presented results of the review to our Board of Directors, (vi) issued the Warrants and (vii) paid certain advisor fees on behalf of Corre Management and Atlantic Park.

ABL Credit Agreement

On February 11, 2022, the Company, the lender parties thereto, and Eclipse Business Capital, LLC, a Delaware limited liability company, as agent, entered into ABL Credit Agreement. Available funding commitments to the Company under the ABL Credit Agreement, subject to certain conditions, include a revolving credit line in an amount of up to $130.0 million to be provided by certain affiliates of Eclipse Business Capital, LLC (the “Revolving Credit Loans”), with a $35.0 million sublimit for swingline borrowings and a $26.0 million sublimit for issuances of letters of credit, and a delayed draw term loan of up to $35.0 million (the “Delayed Draw Term Loans”) to be provided by Corre, as lenders thereunder. The ABL Credit Agreement matures and all outstanding amounts become due and payable on February 11, 2025.

The Company’s obligations under the ABL Credit Agreement are guaranteed by certain direct and indirect subsidiaries of the Company (other than certain excluded subsidiaries) (the “ABL Guarantors” and, together with the Company, the “ABL Loan Parties”). The obligations of the Company under the ABL Credit Agreement are secured on a first priority basis by, among other things, accounts receivable, deposit accounts, securities accounts and inventory of the ABL Loan Parties (the “ABL Priority Collateral”) and are secured on a second priority basis by substantially all of the other assets of the ABL Loan Parties (the “Term Loan Priority Collateral”). Availability under the revolving credit line under the ABL Credit Agreement is based on the percentage of the value of accounts receivable and inventory, as reduced by certain reserves.

Revolving Credit Loans under the ABL Credit Agreement bear interest through maturity at a variable rate per annum based upon a LIBOR Rate (with a 1.00% floor) or, if the LIBOR Rate is unavailable for any reason, a Base Rate (as defined below), plus an applicable margin (respectively, a “LIBOR Rate Loan” and “Base Rate Loan”). The “Base Rate” has a 2.00% floor and is otherwise defined as a fluctuating interest rate equal to the greatest of (1) the federal funds rate plus 0.50%, (2) Wells Fargo Bank, National Association’s prime rate, and (3) the one-month LIBOR Rate. The “applicable margin” is defined as a rate of 3.15%, 3.40% or 3.65% for Base Rate Loans, and a rate of 4.15%, 4.40% or 4.65% for LIBOR Rate Loans, in each case depending on the amount of EBITDA as of the most recent measurement period, as reported in a monthly compliance certificate. The Delayed Draw Term Loans bear interest through maturity at a rate of the LIBOR Rate plus 10.0%, with a 1.00% LIBOR floor. The fee for undrawn revolving amounts is 0.50% and the fee for undrawn delayed draw term loan amounts is 3.00%. Interest under the ABL Credit Agreement is payable monthly. The Company may make voluntary prepayments of the loans under the ABL Credit Agreement from time to time, subject, in the case of the delayed draw term loans, to certain conditions. Mandatory prepayments are also required in certain circumstances, including with respect to the Delayed Draw Term Loans, if the ratio of aggregate value of the collateral under the ABL Credit Agreement to the sum of the delayed draw term loans plus revolving facility usage outstanding is less than 130%. Amounts repaid may be re-borrowed, subject to compliance with the borrowing base and the other conditions set forth in the ABL Credit Agreement, and, in the case of the delayed draw term loans, subject to a maximum of four such borrowings in any 12-month period. Certain permanent repayments of the ABL Credit Agreement loans are subject to the payment of a premium of 2.00% during the first year of the facility, 1.00% during the second year of the facility, and 0.50% in the last year of the facility.

The ABL Credit Agreement contains customary conditions to borrowings, events of default and covenants, including covenants that restrict the Company’s ability to sell assets, make changes to the nature of the Company’s business, engage in mergers or acquisitions, incur, assume or permit to exist additional indebtedness and guarantees, create or permit to exist liens, pay dividends, issue equity instruments, make distributions or redeem or repurchase capital stock or make other investments, engage in transactions with affiliates and make payments in respect of certain debt. The ABL Credit Agreement also requires that the Company will not exceed $20.0 million in unfinanced capital expenditures in any calendar year; provided that this limitation will not apply if the Company maintains a net leverage ratio of less than or equal to 4.00 to 1.00 as of the end of the second and fourth fiscal quarter of each calendar year. In addition, the ABL Credit Agreement includes customary events of default, the occurrence of which may require that the Company pay an additional 2.0% interest on the outstanding loans under the ABL Credit Agreement.

Subscription Agreement

On February 11, 2022, we entered into certain incremental financing transactions with the Corre Holders, including entry into the Subscription Agreement under which we issued 11,904,761 PIPE Shares at a price of $0.84 per share for $10.0 million. Pursuant to the Subscription Agreement, among other things, the Corre Holders have agreed not to sell their portion of the PIPE Shares until the earliest to occur of (i) the date that is 180 days from the date of the Subscription Agreement, and (ii) such date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, without consent of the Company.

Waivers of Anti-Dilution Adjustments

On February 11, 2022, the Company, the Corre Holders and Atlantic Park entered into those certain Team, Inc. Waivers of Anti-Dilution Adjustments and Cash Transaction Exercise (collectively, the “Warrant Waivers”) with respect to each of the Warrants. Pursuant to the Warrant Waivers, the Corre Holders and Atlantic Park agreed with respect to such holders’ Warrant, subject to certain terms and conditions set forth therein (and for only so long as the applicable provisions remain in effect), among other things, (i) to irrevocably waive certain anti-dilution adjustments set forth in such Warrant in connection with the Proposed Equity Financing (as defined in the Warrant Waivers); (ii) to not exercise such Warrant, in whole or in part, if the Company determines that such exercise will cause an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (assuming, among other things, that the ownership change threshold is 47% rather than 50%); and (iii) to only exercise such Warrant in a “cashless” or “net-issue” exercise.

PLAN OF DISTRIBUTION

The selling securityholders may offer and sell shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Such sales may be made on one or more exchanges or otherwise, at prices and under terms then-prevailing or at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale or at negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares pursuant to this prospectus:

•	through agents;

•	to or through underwriters, brokers or dealers;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	directly to one or more other purchasers;

•	an exchange or market distribution in accordance with the rules of the NYSE;

•	“at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	short sales or transactions to cover short sales relating to the Warrants or shares of common stock issuable upon exercise of the Warrants;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•

through distributions by a selling securityholder or its successors in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	privately negotiated transactions; or

•	otherwise through a combination of any of the above methods or any other method permitted by law.

The selling securityholders may also resell all or a portion of its securities in open market transactions in reliance upon Rule 144 under the Securities Act, rather than under this prospectus, provided such selling securityholder meets the criteria and conforms to the requirements of Rule 144 and all applicable laws and regulations, Section 4(a)(1) under the Securities Act, if available, or any other exemption from the registration requirements that become available, rather than under this prospectus.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

There can be no assurance that any selling securityholders will sell any or all of the shares of our common stock registered pursuant to the Registration Statement, of which this prospectus is a part.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock covered by this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders may also transfer and donate shares of common stock covered by this prospectus in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A selling securityholder that is an entity may elect to make an in-kind distribution of shares of common stock covered by this prospectus to its members, general or limited partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, general or limited partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement. Additionally, to the extent that entities, members, partners or shareholders are affiliates of ours received shares in any such distribution, such affiliates will also be selling securityholders and will be entitled to sell such shares pursuant to this prospectus.

We agreed to use our commercially reasonable efforts to keep the Registration Statement of which this prospectus is a part continuously effective, supplemented and amended as required by the Securities Act, in order to permit this prospectus to be usable by the selling securityholders at all times until the earliest of (i) the date upon which all of the shares of common stock covered by the Registration Statement of which this prospectus is a part has been disposed of and (ii) the date upon which the shares of common stock covered by the Registration

Statement of which this prospectus is a part otherwise cease to be Registerable Securities (as defined in the A&R Registration Rights Agreement).

We have agreed to bear all of the expenses incurred in connection with the registration of these shares, including the fees and expenses of counsel to the selling securityholders. The selling securityholders will be required to bear the expenses of any discounts, fees or selling commissions payable to any underwriter, agent or broker and transfer taxes incurred for the sale of shares of our common stock.

We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with the selling securityholders to indemnification by the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services on the selling securityholders’ behalf.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the securities offered in this prospectus will be passed upon for us by Kirkland & Ellis LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Team, Inc. and subsidiaries as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee	$2,527.18
Legal fees and expenses	—	†
Accounting fees and expenses	—	†
Printing and engraving expenses	—	†
Trustee’s fees and expenses	—	†
Miscellaneous	—	†

Total	$2,527.18

†	Omitted because estimates are not currently available. The expenses of any offering will be set forth in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Charter provides that directors and officers may be indemnified to the fullest extent permitted by the applicable provisions of the DGCL. The Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of the Company, against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that with some exceptions, we shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized in the first instance by the Board of Directors of the Company. The right to indemnification includes the right to be paid by us the expenses incurred in defending any such proceeding in advance of its final disposition.

As permitted by Section 102(b)(7) of the DGCL, the Charter provides that, to the fullest extent permitted by the DGCL, directors of the Company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Charter provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.

Item 16. Exhibits

4.1	Amended and Restated Certificate of Incorporation of Team, Inc. (filed as Exhibit 3.1 to Team, Inc.’s Current Report on Form 8-K (File No. 001-08604) filed with the SEC on December 2, 2011 and incorporated herein by reference).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Team, Inc., dated October 24, 2013 (filed as Exhibit 3.1 to Team, Inc.’s Current Report on Form 8-K (File No. 001-08604) filed with the SEC on October 25, 2013 and incorporated herein by reference).

4.3	Amended and Restated Bylaws of Team, Inc. (filed as Exhibit 3.3 to Team, Inc.’s Annual Report on Form 10-K for year ended December 31, 2017 (File No. 001-08604) filed with the SEC on March 15, 2018 and incorporated herein by reference).

4.4	Certificate representing shares of common stock of Team, Inc. (filed as Exhibit 4(1) to Team, Inc.’s Registration Statement on Form S-1 (File No. 2-68928) and incorporated herein by reference).

4.5	Indenture, dated July 31, 2017, by and between Team, Inc. and Branch Banking and Trust Company, as trustee, relating to Team, Inc.’s 5.00% Convertible Senior Notes Due 2023 (filed as Exhibit 4.1 to Team, Inc.’s Current Report on Form 8-K filed on July 31, 2017, incorporated herein by reference).

4.6	Form of Common Stock Purchase Warrant No. 1, dated December 18, 2020, between Team, Inc. and APSC Holdco II, L.P. (filed as Exhibit 4.1 to Team, Inc.’s Current Report on Form 8-K filed on December 21, 2020, incorporated herein by reference).

4.7	Form of Amended & Restated Common Stock Purchase Warrant No. 1, dated December 8, 2021, between the Company and APSC Holdco II, L.P. (filed as Exhibit 4.1 to Team, Inc.’s Current Report on Form 8-K filed on December 10, 2021, incorporated by reference herein).

4.8	Form of Common Stock Purchase Warrant No. 2, dated December 8, 2021, between the Company and Corre Opportunities Qualified Master Fund, LP (filed as Exhibit 4.2 to Team, Inc.’s Current Report on Form 8-K filed on December 10, 2021, incorporated herein by reference).

4.9	Form of Common Stock Purchase Warrant No. 3, dated December 8, 2021, between the Company and Corre Horizon Fund, LP (filed as Exhibit 4.3 to Team, Inc.’s Current Report on Form 8-K filed on December 10, 2021, incorporated herein by reference).

4.10	Form of Common Stock Purchase Warrant No. 4, dated December 8, 2021, between the Company and Corre Horizon II Fund, LP (filed as Exhibit 4.4 to Team, Inc.’s Current Report on Form 8-K filed on December 10, 2021, incorporated herein by reference).

4.11	Registration Rights and Lock-Up Agreement, dated December 18, 2020, by and between Team, Inc. and APSC Holdco II, L.P. (filed as Exhibit 4.2 to Team, Inc.’s Current Report on Form 8-K filed on December 21, 2020, incorporated herein by reference).

4.12	Amended and Restated Registration Rights Agreement, dated December 8, 2021, by and between the Company, APSC Holdco II, L.P., Corre Opportunities Qualifies Master Fund, LP, Corre Horizon Fund, LP and Corre Horizon II Fund, LP. (filed as Exhibit 4.5 to Team, Inc.’s Current Report on Form 8-K filed on December 10, 2021, incorporated herein by reference).

4.13	Second Amended and Restated Registration Rights Agreement, dated February 11, 2022, by and between the Company, APSC Holdco II, L.P., Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP and Corre Horizon II Fund, LP. (filed as Exhibit 4.1 to Team, Inc.’s Current Report on Form 8-K filed on February 15, 2022, incorporated herein by reference).

4.14	Team, Inc. Waiver of Anti-Dilution Adjustments and Cash Transaction Exercise, dated February 11, 2022, by and between the Company and APSC Holdco II, L.P. (filed as Exhibit 4.2 to Team, Inc.’s Current Report on Form 8-K filed on February 15, 2022, incorporated herein by reference).

4.15	Team, Inc. Waiver of Anti-Dilution Adjustments and Cash Transaction Exercise, dated February 11, 2022, by and between the Company, Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP and Corre Horizon II Fund, LP (filed as Exhibit 4.3 to Team, Inc.’s Current Report on Form 8-K filed on February 15, 2022, incorporated herein by reference).

4.16	Certificate of Designations of Series A Preferred Stock of Team, Inc., as filed with the Secretary of State of the Delaware on February 2, 2022 (filed as Exhibit 3.1 to Team, Inc.’s Current Report on Form 8-K filed on February 2, 2022, incorporated herein by reference).

4.17	Section 382 Rights Agreement, dated as of February 2, 2022, between Team, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed as Exhibit 4.1 to Team, Inc.’s Current Report on Form 8-K filed on February 2, 2022, incorporated herein by reference).

5.1*	Opinion of Kirkland & Ellis LLP.

10.1	Team Loan Credit Agreement, dated as of December 18, 2020, among Team, Inc., as Borrower, the lenders from time to time party thereto, and Atlantic Park Strategic Capital Fund, L.P., as agent (filed as Exhibit 10.2 to Team, Inc.’s Current Report on Form 8-K filed on December 21, 2020, incorporated herein by reference).

10.2*	Amendment No. 1 to Term Loan Credit Agreement, dated October 19, 2021, among Team, Inc., as Borrower, the financial institutions party thereto and Atlantic Park Strategic Capital Fund, L.P., as agent.

10.3	Amendment No. 2 to Term Loan Credit Agreement, dated October 29, 2021, among Team, Inc., as Borrower, the financial institutions party thereto and Atlantic Park Strategic Capital Fund, L.P., as agent (filed as Exhibit 10.1 to Team, Inc.’s Current Report on Form 8-K filed on November 5, 2021, incorporated herein by reference).

10.4	Amendment No. 3 to Term Loan Credit Agreement, dated November 8, 2021, among Team, Inc., as Borrower, the financial institutions party thereto and Atlantic Park Strategic Capital Fund, L.P., as agent (filed as Exhibit 10.2 to Team, Inc.’s Current Report on Form 8-K filed on November 12, 2021, incorporated herein by reference).

10.5	Amendment No. 4 to Term Loan Credit Agreement, dated December 2, 2021, among Team, Inc., as Borrower, the financial institutions party thereto and Atlantic Park Strategic Capital Fund, L.P., as agent (filed as Exhibit 10.2 to Team, Inc.’s Current Report on Form 8-K filed on December 6, 2021, incorporated herein by reference).

10.6	Amendment No. 5 to Term Loan Credit Agreement, dated December 7, 2021, among Team, Inc., as Borrower, the financial institutions party thereto and Atlantic Park Strategic Capital Fund, L.P., as agent (filed as Exhibit 10.3 to Team, Inc.’s Current Report on Form 8-K filed on December 10, 2021, incorporated herein by reference).

10.7	Amendment No. 6 to Term Loan Credit Agreement, dated February 11, 2022, among Team, Inc., as Borrower, the financial institutions party thereto and Atlantic Park Strategic Capital Fund, L.P., as Agent (filed as Exhibit 10.3 to Team, Inc.’s Current Report on Form 8-K filed on February 15, 2022, incorporated herein by reference).

10.8	Subordinated Term Loan Agreement dated November 9, 2021, by and among the lenders from time to time party thereto, and Corre Credit Fund, LLC, as agent (filed as Exhibit 10.1 to Team, Inc.’s Current Report on Form 8-K filed on November 12, 2021, incorporated herein by reference).

10.9	Amendment No. 1 to Subordinated Term Loan Agreement, dated December 6, 2021, by and among the Company, the lenders party thereto, and Corre Credit Fund, LLC, as agent (filed as Exhibit 10.1 to Team, Inc.’s Current Report on Form 8-K filed on December 6, 2021, incorporated herein by reference).

10.10	Amendment No. 2 to Subordinated Term Loan Agreement, dated December 6, 2021, by and among the Company, the lenders party thereto, and Corre Credit Fund, LLC, as agent (filed as Exhibit 10.1 to Team, Inc.’s Current Report on Form 8-K filed on December 10, 2021, incorporated herein by reference).

10.11	Amendment No. 3 to Subordinated Term Loan Agreement, dated December 7, 2021, by and among the Company, the lenders party thereto, and Corre Credit Fund, LLC, as agent (filed as Exhibit 10.2 to Team, Inc.’s Current Report on Form 8-K filed on December 10, 2021, incorporated herein by reference).

10.12	Resignation, Consent and Appointment Agreement and Amendment No. 4 to Subordinated Term Loan Credit Agreement, dated December 8, 2021, by and among the Company, lenders party thereto, Corre Credit Fund, LLC, as Existing Agent, Cantor Fitzgerald Securities, as Successor Agent, and other guarantors party thereto (filed as Exhibit 10.5 to Team, Inc.’s Current Report on Form 8-K filed on December 10, 2021, incorporated herein by reference).

10.13	Amendment No. 5 to Subordinated Term Loan Agreement, dated February 11, 2022, by and among the Company, the lenders party thereto, and Cantor Fitzgerald Securities, as Agent (filed as Exhibit 10.2 to Team, Inc.’s Current Report on Form 8-K filed on February 15, 2022, incorporated herein by reference).

10.14	Subscription Agreement, dated February 11, 2022, by and between the Company, Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP and Corre Horizon II Fund, LP (filed as Exhibit 10.4 to Team, Inc.’s Current Report on Form 8-K filed on February 15, 2022, incorporated herein by reference).

10.15	Credit Agreement, dated as of February 11, 2022, among Team, Inc., as Borrower, the lenders from time to time party thereto, and Eclipse Business Capital, LLC, as Agent. (filed as Exhibit 10.1 to Team, Inc.’s Current Report on Form 8-K filed on February 15, 2022, incorporated herein by reference).

23.1*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith

Item 17. Undertakings

(a) The Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on March 18, 2022.

Team, Inc.

By:	/s/ Amerino Gatti
Name:	Amerino Gatti
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Amerino Gatti and André C. Bouchard, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Amerino Gatti Amerino Gatti	Chairman and Chief Executive Officer (Principal Executive Officer)	March 18, 2022

/s/ Matthew E. Kvarda Matthew E. Kvarda	Interim Chief Financial Officer (Principal Financial Officer)	March 18, 2022

/s/ Matthew E. Acosta Matthew E. Acosta	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 18, 2022

/s/ Sylvia J. Kerrigan Sylvia J. Kerrigan	Lead Director	March 18, 2022

/s/ J. Michael Anderson Michael Anderson	Director	March 18, 2022

/s/ Jeffery G. Davis Jeffery G. Davis	Director	March 18, 2022

/s/ Anthony R. Horton Anthony R. Horton	Director	March 18, 2022

/s/ Evan S. Lederman Evan S. Lederman	Director	March 18, 2022

/s/ Ted Stenger Ted Stenger	Director	March 18, 2022

/s/ Michael J. Caliel Michael J. Caliel	Director	March 18, 2022